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                                                                    EXHIBIT 99.9



                                                      November 7, 1995



Cablevision Systems Corporation,
   One Media Crossways,
      Woodbury, New York 11797.

Ladies and Gentlemen:

     We have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 1,200,000 shares of 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock") of Cablevision Systems Corporation, a Delaware corporation (the "Company"); (ii) 12,000,000 of the Company's depositary shares (the "Depositary Shares") evidenced by depositary receipts (the "Depositary Receipts") to be issued against deposit of the Preferred Stock pursuant to the Deposit Agreement, dated as of November 7, 1995, among the Company, Harris Trust and Savings Bank, as Depositary (the "Depositary") and the holders from time to time of Depositary Receipts issued thereunder, each such Depositary Share representing a one-tenth interest in a
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Cablevision Systems Corporation                                         -2-


share of the Preferred Stock, and (iii) the shares of Class A Common Stock, par value $.01 per share, of the Company initially issuable upon conversion of the Depositary Shares (the "Class A Common Stock"), as the case may be. We hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus Supplement dated November 1, 1995 (the "Prospectus Supplement") to the Prospectus dated October 18, 1995, relating to the Depositary Shares.

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Company's Current Report on Form 8-K and to the reference to us under the heading "Certain Federal Income Tax Considerations" in the Prospectus Supplement. In giving such consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                Very truly yours,


                                               /S/ SULLIVAN & CROMWELL